NAME OF REGISTRANT
Franklin Real Estate Securities Trust
File No. 811-08034

Exhibit Item No. 77I: Terms of new or amended securities


The following series of the Registrant began offering new Class R6 shares on May 1 2013;

	- Franklin Real Estate Securities Fund